Exhibit 99.1

Preliminary Fourth Quarter and Full Year 2024 Financial Information

Set forth below is certain preliminary financial information that has been prepared by our management and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to this preliminary financial data or the accounting treatment thereof and does not express an opinion or any other form of assurance with respect thereto. We expect to complete our interim financial statements for the three months and year ended December 31, 2024 subsequent to the completion of this offering. While we are currently unaware of any items that would require us to make adjustments to the financial information set forth below, it is possible that we or our independent registered public accounting firm may identify such items as we complete our interim financial statements and any resulting changes could be material. Accordingly, undue reliance should not be placed on these preliminary results. These preliminary results are not necessarily indicative of any future period and should be read together with “Risk Factors,” “Forward-Looking Statements,” and our consolidated financial statements and related notes incorporated by reference in the registration statement of which this prospectus supplement forms a part. Free Cash Flow is a supplemental measure that is not calculated and presented in accordance with GAAP. See “—Reconciliation of GAAP to Non-GAAP Financial Measures” for a definition of Free Cash Flow. You will not have an opportunity to review the reviewed financial statements as of and for the three months and year ended December 31, 2024 prior to making an investment decision with respect to the shares of Class A common stock offered hereby.

Our revenue is expected to be approximately $24.4 million and $90.4 million for the three months and year ended December 31, 2024, as compared to $20.7 million and $80.4 million of revenue for the three months and year ended December 31, 2023. Our gross profit is expected to be approximately $21.6 million and $77.8 million for the three months and year ended December 31, 2024, as compared to $17.7 million and $68.8 million for the three months and year ended December 31, 2023. Gross profit margin is expected to be approximately 88% and 86% for the three months and year ended December 31, 2024, as compared to 85.4% and 85.5% for the three months and year ended December 31, 2023. Our cash contribution margin for the year ended December 31, 2024 is expected to be approximately 93% and we continued our net cash flow generation in the three months and year ended December 31, 2024 with Free Cash Flow of $0.6 million and $2.7 million, as compared to Free Cash Flow of $(1.7) million and $(1.3) million for the three months and year ended December 31, 2023.

Reconciliation of GAAP to Non-GAAP Financial Measures

To supplement our preliminary financial information presented on a GAAP basis, we use free cash flow, a non-GAAP financial measure. We define free cash flow as net cash provided by operating activities less interest payments, capital expenditures, and penalty payments. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance because it excludes certain financial and capital structure items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. This non-GAAP measure should not be considered a substitute for, or superior to, other financial measures and results calculated in accordance with GAAP, including operating cash flow, and reconciliations to GAAP financial statements should be carefully evaluated. Free cash flow may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. As a result of the foregoing considerations, investors are cautioned not to place undue reliance on this preliminary financial information.

A reconciliation of Free Cash Flow to net cash provided by operating activities, which is the most directly comparable U.S. GAAP measure is as follows:

Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
	For the Year Ended
(in thousands)	December 31, 2024	December 31, 2023
Net Cash (used in) provided by operating activities	$6,906	$5,870
Cash paid for interest	586	481
Net cash used in investing activities	(14,981)	(5,282)
Change in cash from non-core business activities	10,225	(2,376)
Free cash flow	$2,736	$(1,307)

	For the Three Months Ended
(in thousands)	December 31, 2024	December 31, 2023
Net Cash (used in) provided by operating activities	$2,642	$3,125
Cash paid for interest	183	87
Net cash used in investing activities	(1,100)	(2,307)
Change in cash from non-core business activities	(1,123)	(2,589)
Free cash flow	$602	$(1,684)